Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Suite 1000
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES SECOND QUARTER 2012 RESULTS
Affirms 2012 earnings guidance and revises capital expenditures for 2012-2016

MADISON, Wis. - August 3, 2012 - Alliant Energy Corporation (NYSE: LNT) today announced second quarter U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated earnings per share (EPS) from continuing operations as follows:

	Adjusted (non-GAAP) EPS from Continuing Operations		GAAP EPS from Continuing Operations
	Q2 2012	Q2 2011	Q2 2012	Q2 2011
Utility and Corporate Services	$0.47	$0.35	$0.49	$0.20
Non-regulated and Parent	0.11	0.08	0.11	0.25
Alliant Energy Consolidated	$0.58	$0.43	$0.60	$0.45

“Second quarter non-GAAP results were above our expectations, largely due to weather related sales,” said Patricia Kampling, Alliant Energy Chairman, President and CEO. “With the warmer July weather we are forecasting 2012 earnings toward the top end of our 2012 earnings guidance range.”

Utility and Corporate Services - Alliant Energy's Utility and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $0.47 per share of non-GAAP EPS from continuing operations in the second quarter of 2012, which was $0.12 per share higher than the second quarter of 2011. Warm weather in the second quarter of 2012 led to higher electric sales to residential and commercial customers, positively impacting Alliant Energy's utility business. Higher income from Interstate Power and Light Company's (IPL's) tax benefit rider also impacted second quarter earnings, but is not expected to have a material impact on 2012 total year earnings.

Non-regulated and Parent - Alliant Energy's non-regulated and parent operations generated $0.11 per share of non-GAAP EPS from continuing operations in the second quarter of 2012, which was $0.03 per share higher than the second quarter of 2011. Earnings for Alliant Energy's non-regulated and parent businesses were, in part, positively impacted by higher earnings generated by Alliant Energy's Transportation business.

Earnings Adjustments - Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP. Adjusted, or non-GAAP, operating results for the second quarter of 2012 and 2011 do not include the following items (after-tax) that were included in reported GAAP earnings:

	Q2 non-GAAP Earnings
	Adjustments		Q2 non-GAAP EPS
	(in millions)		Adjustments
	2012	2011	2012	2011
Tax benefits from Wisconsin tax legislation	$—	$18.9	$—	$0.17
Net regulatory-related (charges)/credits from IPL rate case decision in June 2011	—	(6.6)	—	(0.06)
Cash Balance Pension Plan charges	—	(5.3)	—	(0.05)
Regulatory asset impairments	—	(4.0)	—	(0.04)
Regulatory-related credits from WPL rate case decision in June 2012	1.9	—	0.02	—
	$1.9	$3.0	$0.02	$0.02

Details regarding GAAP EPS from continuing operations variances between the second quarters of 2012 and 2011 for Alliant Energy's operations are as follows:

	Q2 GAAP EPS
	2012	2011
Utility and Corporate Services	$0.49	$0.20
Non-regulated and Parent	0.11	0.25
Alliant Energy Consolidated	$0.60	$0.45

	Q2 2012	Q2 2011	Variance
Utility and Corporate Services operations:
Net regulatory-related (charges)/credits from IPL rate case decision in June 2011	$—	($0.06)	$0.06
Cash Balance Pension Plan charges	—	(0.05)	0.05
Regulatory asset impairments	—	(0.04)	0.04
Weather impact on electric and gas sales	0.06	0.02	0.04
Tax benefit rider impact at IPL (timing between quarters)	(0.05)	(0.09)	0.04
Regulatory-related credits from WPL rate case decision in June 2012	0.02	—	0.02
Other			0.04
Total Utility and Corporate Services operations			$0.29
Non-regulated and Parent operations:
Tax benefits from Wisconsin tax legislation	$—	$0.17	($0.17)
Tax benefit rider impact at parent (timing between quarters)	0.04	0.04	—
Other (includes Transportation business results)			0.03
Total Non-regulated and Parent operations			($0.14)

Weather impact on electric and gas sales - Weather in Alliant Energy's service territories in the second quarter of 2012 was warmer than normal resulting in positive electric sales impacts, partially offset by negative gas sales impacts. The net impact of the warm weather on Alliant Energy's electric and gas sales in the second quarter of 2012 was estimated to be a $0.06 per share net increase in electric and gas margins.

Tax benefit rider - In February 2011, IPL received a rate order from the Iowa Utilities Board authorizing IPL to implement its proposed tax benefit rider, which utilizes income tax benefits from certain tax initiatives to provide retail electric customers in Iowa credits on their electric bills. These credits on customers' electric bills reduced IPL's electric revenues by $61 million during 2011 and are expected to reduce IPL's electric revenues by approximately $80 million during calendar year 2012. The tax benefit rider also results in an equivalent reduction in IPL's income tax expense from the benefits of the tax initiatives, resulting in no material impact on 2011 and 2012 total year EPS. While the tax benefit rider is not expected to have a material impact on total year EPS, it does result in considerable quarter-over-quarter variation in EPS at IPL as well as the Parent. The credit on customer bills is based on kilowatt-hour usage, which is fairly consistent throughout the year. However, the offsetting tax benefits are recorded as a percentage of expected earnings for IPL and for Alliant Energy each quarter, which fluctuates significantly causing the considerable quarter-over-quarter variation. The following table shows the estimated quarterly impacts of the tax benefit rider on EPS at IPL and the Parent for 2012 and 2011:

	Q1-12	Q2-12	Q3-12	Q4-12	2012
IPL	($0.09)	($0.05)	$0.20	($0.06)	$—
Parent	0.06	0.04	(0.14)	0.04	—
	($0.03)	($0.01)	$0.06	($0.02)	$—

	Q1-11	Q2-11	Q3-11	Q4-11	2011
IPL	$0.02	($0.09)	$0.12	($0.05)	$—
Parent	0.02	0.04	(0.10)	0.04	—
	$0.04	($0.05)	$0.02	($0.01)	$—

Regulatory-related credits from WPL retail rate case decision in June 2012 - On June 15, 2012, the Public Service Commission of Wisconsin (PSCW) issued its oral decision on the 2013/2014 test period electric and gas retail rate case request filed by WPL in May 2012. The regulatory-related credits from this decision resulted in an increase in earnings of $0.02 per share in the second quarter of 2012.

2012 Earnings Guidance

Alliant Energy is reaffirming its 2012 earnings guidance, which excludes charges associated with non-recurring regulatory-related credits from the PSCW rate case decision discussed throughout this release.

Utility and Corporate Services	$2.65 - $2.85
Non-regulated and Parent	0.10 - 0.20
Alliant Energy Consolidated	$2.75 - $3.05

The 2012 earnings guidance does not include the impacts of any non-cash valuation adjustments, regulatory-related charges or credits, reorganization or restructuring charges, discontinued operations, changes in laws or regulations, changes to government incentive elections for wind projects, adjustments made to deferred tax assets and liabilities from valuation allowances and state apportionment assumptions, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in accounting principles that may impact the reported results of Alliant Energy. As disclosed in the 2011 earnings release, the 2012 earnings guidance excludes a charge of $0.14 per share incurred in the first quarter of 2012 caused by increased tax obligations at the utilities due to state tax apportionment changes resulting from the planned sale of RMT.

Drivers for Alliant Energy's 2012 earnings guidance include, but are not limited to:

•	Stable economy and resulting implications on utility sales

•	Normal weather and operating conditions in its utility service territories for the remainder of the year

•	Ability of IPL and WPL to earn their authorized rates of return

•	Ability of WPL to recover future purchased power, fuel and fuel-related costs through rates in a timely manner

•	Continuing cost controls and operational efficiencies

•	Execution of IPL's, WPL's and Alliant Energy Resources, LLC's (Resources') capital expenditure plans

•	RMT sale execution

•	Consolidated effective tax rate of 17% (excluding the impacts of the non-recurring state income tax charge)

Projected Capital Expenditures

Alliant Energy has revised its projected capital expenditures for 2012 through 2016 as follows (in millions):

	2012	2013	2014	2015	2016
Utility business (a):
WPL gas - Riverside	$390	$—	$—	$—	$—
IPL gas - New facility	5	10	100	325	200
Total Generation - new facilities	395	10	100	325	200
Environmental	275	365	200	225	175
Generation performance improvements	30	15	60	15	35
Other utility capital expenditures	350	355	405	410	410
Total utility business	1,050	745	765	975	820
Corporate Services (b)	60	30	50	35	25
Resources wind - Franklin County (b)	65	—	15	—	—
Other (b)	10	5	5	5	5
	$1,185	$780	$835	$1,015	$850

(a)	Cost estimates represent IPL's and WPL's estimated portion of total escalated construction and acquisition expenditures and exclude AFUDC, if applicable.

(b)	Cost estimates represent total escalated construction expenditures and exclude capitalized interest.

Earnings Conference Call

A conference call to review the second quarter of 2012 results is scheduled for Friday, August 3rd at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer Patricia Kampling and Chief Financial Officer Tom Hanson will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through August 10, 2012, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179. An archive of the webcast will be available on the Company's Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Resources, LLC, the parent company of Alliant Energy's non-regulated operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 1 million electric and 414,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company's primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect,” “anticipate,” “plan,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and of regulatory agency orders;

•
IPL's and WPL's ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, fuel costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to generating units that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	weather effects on results of utility operations including impacts of temperature changes and drought conditions in IPL's and WPL's service territories on customers' demand for electricity and gas;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of IPL's retail electric base rate freeze in Iowa through 2013;

•	the impact of WPL's retail electric and gas rate freeze in Wisconsin through 2014;

•	the state of the economy in IPL's and WPL's service territories and resulting implications on sales, margins and ability to collect unpaid bills;

•
developments that adversely impact Alliant Energy's, IPL's and WPL's ability to implement their strategic plans, including unanticipated issues with new emission control equipment for various coal-fired generating facilities of IPL and WPL, WPL's purchase of the Riverside Energy Center, IPL's construction of a new natural gas-fired electric generating facility in Iowa, IPL's new PPA with NextEra Energy Resources, LLC, Alliant Energy Resources, LLC's construction of and selling price of the electricity output from its new 100 megawatt Franklin County wind project, and the potential decommissioning of certain generating facilities of IPL and WPL;

•
issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and the price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that fuel and fuel-related prices may have on IPL's and WPL's customers' demand for utility services;

•	the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, or third parties, such as the Sierra Club;

•
issues associated with environmental remediation efforts and with environmental compliance generally, including changing environmental laws and regulations and litigation associated with changing environmental laws and regulations;

•	the ability to recover through rates all environmental compliance and remediation costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•
impacts of future tax benefits from deductions for repairs expenditures and mixed service costs and temporary differences from historical tax benefits from such deductions that are reversing into income tax expense in future periods;

•	the impact of changes to government incentive elections for wind projects;

•	the ability to find a purchaser for RMT, to successfully negotiate a purchase agreement and to close the sale of RMT;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•
issues related to electric transmission, including operating in Regional Transmission Organization (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;

•
Alliant Energy's ability to successfully pursue appropriate appeals with respect to, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by Alliant Energy's Cash Balance Pension Plan;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	Alliant Energy's ability to sustain its dividend payout ratio goal;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or additional restructurings;

•	impacts that storms or natural disasters in IPL's and WPL's service territories may have on their operations and recovery of, and rate relief for, costs associated with restoration activities;

•	access to technological developments;

•	any material post-closing adjustments related to any past asset divestitures;

•	material changes in retirement and benefit plan costs;

•	the impact of incentive compensation plans accruals;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the ability to successfully complete tax audits and appeals with no material impact on earnings and cash flows;

•	the direct or indirect effects resulting from terrorist incidents, including cyber terrorism, or responses to such incidents; and

•	factors listed in the “2012 Earnings Guidance” sections of this press release.

Without limitation, the expectations with respect to 2012 Earnings Guidance and Projected Capital Expenditures in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy's ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
SECOND QUARTER 2012 EARNINGS SUMMARY

A summary of Alliant Energy's second quarter 2012 results compared to second quarter 2011 results is as follows:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	Q2 2012	Q2 2011	Q2 2012	Q2 2011	Q2 2012	Q2 2011
IPL	$0.15	($0.02)	$—	$0.10	$0.15	$0.08
WPL	0.32	0.22	(0.02)	0.05	0.30	0.27
Corporate Services	0.02	—	—	—	0.02	—
Subtotal for Utility and Corporate Services	0.49	0.20	(0.02)	0.15	0.47	0.35
Non-regulated and Parent	0.11	0.25	—	(0.17)	0.11	0.08
EPS from continuing operations	0.60	0.45	(0.02)	(0.02)	0.58	0.43
EPS from discontinued operations	—	0.01	—	—	—	0.01
Alliant Energy Consolidated	$0.60	$0.46	($0.02)	($0.02)	$0.58	$0.44

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	Q2 2012	Q2 2011	Q2 2012	Q2 2011	Q2 2012	Q2 2011
IPL	$16.6	($2.3)	$—	$10.6	$16.6	$8.3
WPL	35.2	24.1	(1.9)	5.1	33.3	29.2
Corporate Services	2.2	—	—	—	2.2	—
Subtotal for Utility and Corporate Services	54.0	21.8	(1.9)	15.7	52.1	37.5
Non-regulated and Parent	11.5	28.5	—	(18.7)	11.5	9.8
Total earnings from continuing operations	65.5	50.3	(1.9)	(3.0)	63.6	47.3
Income from discontinued operations	0.4	0.8	—	—	0.4	0.8
Alliant Energy Consolidated	$65.9	$51.1	($1.9)	($3.0)	$64.0	$48.1

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(dollars in millions)
Operating revenues:
Utility:
Electric	$612.6	$620.5	$1,185.0	$1,240.8
Gas	50.0	67.1	217.1	296.1
Other	13.8	13.3	27.5	30.0
Non-regulated	13.9	11.6	26.4	22.8
	690.3	712.5	1,456.0	1,589.7
Operating expenses:
Utility:
Electric production fuel and energy purchases	168.9	180.7	328.8	374.7
Purchased electric capacity	70.7	67.2	132.2	125.0
Electric transmission service	79.4	80.1	160.8	153.7
Cost of gas sold	18.6	34.8	123.4	191.2
Other operation and maintenance	137.9	168.9	287.9	329.5
Non-regulated operation and maintenance	0.7	4.0	4.9	8.6
Depreciation and amortization	80.8	81.5	163.8	159.3
Taxes other than income taxes	24.5	24.7	49.8	49.8
	581.5	641.9	1,251.6	1,391.8
Operating income	108.8	70.6	204.4	197.9
Interest expense and other:
Interest expense	38.6	40.4	77.5	80.9
Equity income from unconsolidated investments, net	(10.6)	(9.6)	(20.0)	(19.5)
Allowance for funds used during construction	(4.8)	(2.7)	(8.6)	(5.8)
Interest income and other	(0.6)	(0.8)	(1.7)	(1.6)
	22.6	27.3	47.2	54.0
Income from continuing operations before income taxes	86.2	43.3	157.2	143.9
Income tax expense (benefit)	16.8	(11.2)	44.5	11.2
Income from continuing operations, net of tax	69.4	54.5	112.7	132.7
Income (loss) from discontinued operations, net of tax	0.4	0.8	(4.0)	2.3
Net income	69.8	55.3	108.7	135.0
Preferred dividend requirements of subsidiaries	3.9	4.2	7.9	10.4
Net income attributable to Alliant Energy common shareowners	$65.9	$51.1	$100.8	$124.6

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2012	Dec. 31, 2011
	(in millions)
ASSETS:
Property, plant and equipment:
Utility plant in service, net of accumulated depreciation	$6,353.5	$6,322.4
Utility construction work in progress	378.3	257.2
Other property, plant and equipment, net of accumulated depreciation	516.2	453.7
Current assets:
Cash and cash equivalents	30.8	11.4
Other current assets	889.6	859.2
Investments	308.4	300.7
Other assets	1,457.4	1,483.3
Total assets	$9,934.2	$9,687.9
CAPITALIZATION AND LIABILITIES:
Capitalization:
Alliant Energy Corporation common equity	$3,014.4	$3,013.0
Cumulative preferred stock of subsidiaries, net	205.1	205.1
Noncontrolling interest	1.8	1.8
Long-term debt, net (excluding current portion)	2,752.8	2,703.1
Total capitalization	5,974.1	5,923.0
Current liabilities:
Current maturities of long-term debt	1.4	1.4
Commercial paper	162.8	102.8
Other current liabilities	793.1	751.0
Other long-term liabilities and deferred credits	3,002.8	2,909.7
Total capitalization and liabilities	$9,934.2	$9,687.9

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2012	2011
	(in millions)
Cash flows from operating activities	$339.2	$466.8
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(247.3)	(338.1)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(75.1)	(20.6)
Other	0.6	17.6
Net cash flows used for investing activities	(321.8)	(341.1)
Cash flows from (used for) financing activities:
Common stock dividends	(99.7)	(94.2)
Net change in commercial paper	110.0	(47.4)
Payments to redeem preferred stock	—	(40.0)
Other	(8.3)	(26.3)
Net cash flows from (used for) financing activities	2.0	(207.9)
Net increase (decrease) in cash and cash equivalents	19.4	(82.2)
Cash and cash equivalents at beginning of period	11.4	159.3
Cash and cash equivalents at end of period	$30.8	$77.1

KEY FINANCIAL STATISTICS

	June 30, 2012	June 30, 2011
Common shares outstanding (000s)	110,976	110,980
Book value per share	$27.16	$26.38
Quarterly common dividend rate per share	$0.45	$0.425

KEY OPERATING STATISTICS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Utility electric sales (000s of MWh)
Residential	1,734	1,681	3,597	3,705
Commercial	1,534	1,488	3,049	3,021
Industrial	2,864	2,895	5,679	5,607
Retail subtotal	6,132	6,064	12,325	12,333
Sales for resale:
Wholesale	778	812	1,535	1,655
Bulk power and other	362	670	447	1,142
Other	37	37	74	75
Total	7,309	7,583	14,381	15,205
Utility retail electric customers (at June 30)
Residential	843,538	842,406
Commercial	137,266	136,278
Industrial	2,853	2,870
Total	983,657	981,554
Utility gas sold and transported (000s of Dth)
Residential	2,761	3,592	13,288	17,693
Commercial	2,283	2,655	9,386	11,746
Industrial	463	685	1,415	2,131
Retail subtotal	5,507	6,932	24,089	31,570
Transportation / other	13,888	12,130	27,008	26,104
Total	19,395	19,062	51,097	57,674
Utility retail gas customers (at June 30)
Residential	366,869	366,114
Commercial	45,375	45,350
Industrial	482	534
Total	412,726	411,998

Margin increases (decreases) from net impacts of weather (in millions) -
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Electric margins	$13	$2	$1	$6
Gas margins	(2)	1	(12)	4
Total weather impact on margins	$11	$3	($11)	$10

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Normal (a)	2012	2011	Normal (a)
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	317	213	221	345	213	222
Madison, Wisconsin (WPL)	310	192	176	336	192	176
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	510	779	700	3,202	4,369	4,125
Madison, Wisconsin (WPL)	652	912	836	3,369	4,588	4,347

(a) HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.